UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HC2 Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

HC2 Holdings, Inc. 450 Park Avenue, 30th Floor New York, NY 10022

SUPPLEMENT TO THE PROXY STATEMENT DATED MAY 27, 2020

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement supplement (this “Supplement”), dated July 17, 2020, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of HC2 Holdings, Inc., a Delaware corporation (“HC2” or the “Company”), dated May 27, 2020, furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for the Annual Meeting of Stockholders (the “2020 Annual Meeting”) previously scheduled to be held by remote communication on Wednesday, July 8, 2020 at 11:00 a.m., Eastern Time, and subsequently adjourned to Thursday, July 30, 2020 at 9:00 a.m. Eastern Time. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. The proxy card included with the previously distributed proxy materials will not be updated to reflect the adjournment and may continue to be used to vote shares in connection with the 2020 Annual Meeting. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings ascribed to such terms in the Proxy Statement.

On July 6, 2020, the Company announced that, in light of the recent change in the Company’s executive management, Philip A. Falcone will not be included on the Company’s slate of director nominees for the 2020 Annual Meeting.

On July 8, 2020, the 2020 Annual Meeting was duly convened and, upon establishing a quorum, immediately adjourned by the Chairman of the Board to Thursday, July 30, 2020 at 9:00 a.m. Eastern Time, to be held by remote communication. As previously announced, the adjournment of the 2020 Annual Meeting was due to, among other things, the recent change in the Company’s executive management. No business was conducted at the July 8, 2020 meeting other than to establish a quorum and adjourn the 2020 Annual Meeting to July 30, 2020. There is no change to the record date to determine holders of Common Stock and Preferred Stock entitled to notice of and to vote at the 2020 Annual Meeting. As such, only holders of Common Stock and Preferred Stock as of the close of business on May 22, 2020 are entitled to receive notice of and to vote at the 2020 Annual Meeting and any adjournments or postponements thereof.

This Supplement is being filed to revise the Company’s list of nominees for Director to be elected at the 2020 Annual Meeting by removing Philip A. Falcone from the list of nominees, to reduce the number of nominees for Director from seven to six and to provide certain additional information. The remaining nominees named in the Proxy Statement will continue to stand for election at the 2020 Annual Meeting. The proxy card included with the Proxy Statement will not be updated and may continue to be used to vote shares in connection with the 2020 Annual Meeting.

Except as provided herein, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement. Our proxy materials, including the Notice of Internet Availability of Proxy Materials, the Proxy Statement, this Supplement and our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, are available for viewing and printing under the “Investor Relations-Proxy Materials” section of our website at www.hc2.com. You may also obtain these materials at www.edocumentview.com/HC2 and the U.S. Securities and Exchange Commission website at www.sec.gov.

Voting Matters

If you have already voted, you do not need to take any action unless you wish to revoke your proxy or change your vote. It is not necessary for you to re-vote your shares if you have already voted. Proxy cards and voting instruction forms already returned will remain valid and shares represented thereby will be voted at the 2020 Annual Meeting in accordance with your instructions unless revoked; provided however, that any votes that are or have been submitted with instruction to vote for Mr. Falcone will be disregarded and will not be counted. Notwithstanding Mr. Falcone not being nominated for election to the Board, the Notice of Internet Availability and the form of proxy card included with the Proxy Statement otherwise remains valid. If you have not yet voted, we strongly encourage you to vote as promptly as possible through the Internet, by telephone or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). You do not need to obtain a new proxy card or voting instruction form if you have not yet voted. If you have not yet submitted your proxy card or voting instruction form, please disregard Mr. Falcone’s name as a nominee for election as a director. None of the other items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement and shares represented by proxy cards returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form.

Your vote is very important. For specific instructions on how to vote your shares, please review the instructions on your proxy card or voting instruction form. Alternatively, if you attend the 2020 Annual Meeting held by remote communication, you may also vote during the meeting. You will not be able to attend the 2020 Annual Meeting in person. To participate in the 2020 Annual Meeting online, please visit www.meetingcenter.io/274751853 using the password HCHC2020. You will need the 15-digit control number on your Notice or your proxy card (if you receive a printed copy of the proxy materials) to participate in the virtual Annual Meeting. Beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. Online check-in will begin at 8:30 a.m., Eastern Time, on July 30, 2020. Once admitted, you may participate in the meeting and vote during the 2020 Annual Meeting by following the instructions that will be available on the meeting website. You do not need to participate in the 2020 Annual Meeting in order to vote.

If you have any questions about the proposals to be voted on, please call our solicitor, Okapi Partners LLC at (877) 629-6356.

Change in Director Nominees and Executive Management

On June 10, 2020, the Board appointed Wayne Barr, Jr. as interim Chief Executive Officer, and Philip A. Falcone ceased serving as the Chief Executive Officer. On June 10, 2020, the Company provided Mr. Falcone with 30 days’ advance notice of the termination of his employment without cause pursuant to his employment agreement. Accordingly, Mr. Falcone’s employment with the Company terminated on July 10, 2020. A chief executive officer search committee has been established by the Board to identify candidates for the Chief Executive Officer role and recommend such candidates to the Board.

On July 6, 2020, in light of the change in executive management, the Company announced that the Board had determined to reduce the number of nominees for Director from seven to six and not to include Mr. Falcone on the Company’s slate of director nominees for the 2020 Annual Meeting. The six remaining nominees will stand for election to the Board. For further information, please see “Entry into Revised Investor Agreements” in this Supplement.

Information Regarding Directors

Set forth below is certain updated biographical information with respect to our six nominees for election as directors at the 2020 Annual Meeting, all of whom are current directors of the Company. This information has been provided by each director or director nominee at the request of the Company. None of the directors or nominees is related to any other director or nominee or to any executive officer of the Company. Each of the director nominees has been nominated by our Board for election at the 2020 Annual Meeting, to hold office until the 2021 Annual Meeting in accordance with the Investment Agreements and until his or her successor is duly elected and qualified.

Avram A. Glazer
Age: 59
Director Since: 2020

Mr. Glazer has served as a director, and as Chairman of the Board, of HC2 since May 2020. Mr. Glazer is the principal of Lancer Capital LLC (“Lancer Capital”) and currently serves as Executive Co-Chairman and Director of Manchester United Plc (NYSE: MANU). Mr. Glazer served as President and Chief Executive Officer of Zapata Corporation, a U.S. public company, from March 1995 to July 2009 and Chairman of the Board of Zapata Corporation from March 2002 to July 2009. He was also previously Chairman and Chief Executive Officer of Safety Components International and Omega Protein Corporation. Mr. Glazer received a business degree from Washington University in St. Louis in 1982. He received a law degree from American University, Washington College of Law in 1985.

Wayne Barr, Jr.
Age: 56
Director Since: 2014

Mr. Barr has served as a director of HC2 since January 2014, as Lead Director during March 2020, and as Interim CEO of HC2 since June 2020. Mr. Barr also served as a director of Global Marine Holdings, LLC, a majority-owned subsidiary of HC2 (“Global Marine”) from December 2014 until the sale of Global Marine Holdings Limited in February 2020, and serves and has served as a director and/or officer of certain other HC2 subsidiaries. Mr. Barr served as the President and CEO of CCUR Holdings, Inc. (OTCQB: CCUR) from March 2019 to June 2020, and served as a member of that company’s board of directors from 2016 to June 2020. Since March 2018, Mr. Barr has served on the board of directors of Alaska Communications Group, Inc. (NASDAQ: ALSK), where he served as chairman of the Compensation and Personnel Committee from June 2019 until June 2020 and currently serves on the Nominating and Governance Committee. Mr. Barr is the principal of Oakleaf Consulting Group LLC, a management consulting firm focusing on technology and telecommunications companies, which he founded in 2001. Mr. Barr also co-founded and was president from 2003 to 2008 of Capital & Technology Advisors, a management consulting and restructuring firm and served as Managing Director of Alliance Group of NC, LLC, a full service real estate firm providing brokerage, planning and consulting services throughout North Carolina to a wide variety of stakeholders including landowners, developers, builders and investors, from 2013 through September 2018. Mr. Barr has previously served on the boards of directors of several companies, including as a director of Aviat Networks, Inc. (NASDAQ: AVNW) from November 2016 to November 2018. Mr. Barr received his J.D. degree from Albany Law School of Union University and is admitted to practice law in New York State. He is also a licensed real estate broker in the state of North Carolina.

Kenneth S. Courtis
Age: 65
Director Since: 2020

Mr. Courtis has served as a director of HC2 since May 2020. Mr. Courtis also serves as a director of DBM Global Inc., a majority-owned subsidiary of HC2. Mr. Courtis is a financial executive with more than 30 years of banking, investment management and board service experience. Since January 2009, Mr. Courtis has served as the Chairman of Starfort Investment Holdings. Previously, he served as Vice Chairman and Managing Director of Goldman Sachs, and Chief Economist and Investment Strategist of Deutsche Bank Asia. He received an undergraduate degree from Glendon College in Toronto and an MA in international relations from Sussex University in the United Kingdom. Mr. Courtis earned an MBA at the European Institute of Business Administration and received a Doctorate with honors and high distinction from l’Institut d’etudes politiques, Paris.

Warren H. Gfeller
Age: 67
Director Since: 2016

Mr. Gfeller has served as a director of HC2 since June 2016 and served as interim non-executive Chairman of the Board from April 1, 2020 through May 13, 2020, and was a director of Global Marine from June 2018 until the sale of Global Marine Holdings Limited in February 2020. He has been a member of the board of directors of Crestwood Equities Partners LP (NYSE: CEQP) since 2013, where he serves as Lead Director, Compensation Committee Chairman and as a member of the Finance Committee. He served as Lead Director and as a member of the Compensation Committee of Crestwood Midstream Partners LP from 2013 until its merger with Crestwood Equities Partners LP in November 2015. Mr. Gfeller served as Lead Director and Chairman of the Audit Committee of Inergy Holdings, L.P. from 2001 to 2013, Inergy Midstream Partners from 2011 to 2013 and Inergy Holdings GP LLC from 2005 to 2011. Mr. Gfeller served as Lead Director, Chairman of the Audit Committee and as a member of the Compensation Committee of Zapata Corporation from 1997 to 2009, and as Chairman of the Board and a member of the Audit Committee of Duckwall-Alco Stores, Inc. from 2003 to 2009. Mr. Gfeller also served as a director of Houlihan’s Restaurant Group from 1993 to 1998 and as a director of Synergy Gas, Inc. from 1992 to 1995. He also served as President and Chief Executive Officer from 1986 to 1991, and as a Director from 1987 to 1991, of Ferrellgas, Inc. (now Ferrellgas Partners LP (NYSE: FGP)) (“Ferrellgas”), a retail and wholesale marketer of propane and other natural gas liquids. Mr. Gfeller began his career with Ferrellgas in 1983, as an executive vice president and financial officer. Prior to joining Ferrellgas, Mr. Gfeller was the Chief Financial Officer of Energy Sources, Inc. from 1978 to 1983 and a Certified Public Accountant at Arthur Young & Co. from 1974 to 1978. Mr. Gfeller received a Bachelor of Arts degree from Kansas State University.

Michael Gorzynski
Age: 42
Director Since: 2020

Mr. Gorzynski has served as a director of HC2 since May 2020. Mr. Gorzynski also serves as a director of American Natural Energy Corp., a majority-owned subsidiary of HC2. Mr. Gorzynski is the director of MG Capital Management Ltd., an investment firm focused on complex value-oriented investments. Previously, he invested in special situations globally at Third Point LLC, a large asset management firm, where he focused on macro, event-driven, distressed, and private investments across the capital structure. Mr. Gorzynski is an expert in restructurings and in the insurance and banking industries, having participated in multiple large-scale bank and insurance company restructurings. He began his career at Credit Suisse First Boston in the technology investment banking group and at Spectrum Equity Investors a private equity fund in Boston. Mr. Gorzynski earned a B.A. from the University of California, Berkeley, and received an MBA from Harvard Business School.

Shelly C. Lombard
Age: 60
Director Since: 2020

Ms. Lombard has served as a director of HC2 since May 2020. Ms. Lombard is currently an independent consultant. Ms. Lombard is also a member of the board of directors of Alaska Communications Group, Inc., (NASDAQ: ALSK), which she joined in June 2020. From 2011 to 2014, she was the Director of High Yield and Distressed Research for Britton Hill Capital, a broker dealer specializing in high yield and special situation bank debt, bonds, and value equities. From 2003 to 2010, Ms. Lombard was a high yield bond analyst covering the automotive industry at Gimme Credit, a subscription bond research firm. From 1992 to 2001, she analyzed, invested in, and was involved in the restructurings of proprietary special situation investments for ING, Chase Manhattan Bank, Barclays Bank and Credit Lyonnais. Ms. Lombard began her career at Citibank in the leveraged buyout group. Ms. Lombard has an M.B.A. in finance from Columbia University.

Changes to Board Committees

In connection with the recent changes to the composition of the Board and executive management, the Board recently reconfigured the membership of each Board committee, and established a new standing committee, the Executive Committee. The following information amends and supplements the information set forth under the heading “Board of Directors – Board Committees”.

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Our committees are composed entirely of independent directors as defined under the rules, regulations and listing qualifications of the NYSE. From time to time, our Board may also create additional committees for special purposes.

The table below provides membership information for each of the Board committees as of the date of this Supplement:

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Avram A. Glazer+			✓
Wayne Barr, Jr.			✓
Kenneth S. Courtis*	✓			✓
Warren H. Gfeller*	✓	✓
Michael Gorzynski			✓
Shelly C. Lombard*		✓		✓
Number of Meetings Held During 2019	5	9	n/a	2

*	Audit Committee financial expert

+	Chairman of the Board

Chair of the Committee

✓	Member

Interim Chief Executive Officer

Audit Committee and Audit Committee Financial Expert

The Audit Committee currently consists of Shelly C. Lombard (Chairman), Kenneth S. Courtis and Warren H. Gfeller each of whom is an independent director. Our Board has determined that Ms. Lombard and each of Messrs. Courtis and Gfeller qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Board has considered the qualifications of the current members of the Audit Committee and has determined that they possess the skills necessary to review and analyze the Company’s financial statements and processes and to fulfill their other duties in accordance with the terms of the Audit Committee Charter.

Compensation Committee

The Compensation Committee currently consists of Kenneth S. Courtis (Chairman), Warren H. Gfeller and Shelly C. Lombard, each of whom is independent and a “non-employee director” as defined by Rule 16b-3 under the Exchange Act.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Avram A. Glazer (Chairman), Kenneth S. Courtis and Shelly C. Lombard.

Executive Committee

The Executive Committee was established by the Board on June 10, 2020 and currently consists of Avram A. Glazer, Wayne Barr, Jr. and Michael Gorzynski. The Executive Committee is responsible for exercising the powers and authority of the Board (except as limited by applicable law and the committee’s charter) in between sessions of the Board, and while the Board is not in session, and for implementing the policy decisions of the Board.

2020 Executive Incentive Program

As previously disclosed, our Compensation Committee and our Board considered the results of our stockholder vote regarding the non-binding resolution on executive compensation presented at the 2019 Annual Meeting and decided to engage in robust outreach with our stockholders. Following the 2019 Annual Meeting, at the Board’s direction, we reached out to investors representing more than 58% of outstanding shares (including 21 institutional investors) with the goal of identifying, understanding and addressing the concerns of our stockholders with respect to our executive compensation program. We discovered during our discussions with those stockholders who engaged with us during our stockholder outreach initiative a general observation among participating stockholders that our executive compensation program, and particularly our existing bonus plan based on NAV return, was complicated and difficult for investors to understand.

Following these discussions with our investors and all other relevant parties, including the new members of our Board, we have approved a new executive incentive program for our named executive officers in respect of the 2020 fiscal year in replacement of the existing bonus plan based on NAV return. This new incentive compensation program will reward our named executive officers for achieving our key business goals and objectives and is intended to further enhance the alignment between them and our stockholders.

Under the newly approved program, the 2020 annual incentive program for our Interim Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Chief Administrative Officer is tied to the successful refinancing of our existing debt and equity securities with pending maturities. The target bonus opportunity for each officer is as follows:

Title	Target Bonus Amount	Percentage of Base Salary
Interim Chief Executive Officer	$180,000	100% (pro-rated)
Chief Financial Officer	$525,000	175%
Chief Legal Officer	$495,000	165%
Chief Administrative Officer	$450,000	150%

Any annual bonuses that become payable to the officers listed above in respect of the 2020 fiscal year will be paid 50% in restricted stock units that are subject to vesting over a three-year period and 50% in cash. We believe that this mix of equity awards and cash will further incentivize our officers to achieve our long-term objectives while preserving our cash position.

We do not currently expect to make new grants of equity awards to the officers listed above in 2020 in respect of their service as executive officers.

The structure and applicable performance goals of our executive incentive program will be reevaluated on an annual basis by the Compensation Committee as our business model evolves to ensure that we continue to provide incentive compensation that is subject to the achievement of our key business goals and objectives. During this reevaluation process, the Compensation Committee may also decide to incorporate long-term incentive compensation subject to the achievement of specified performance metrics.

Entry into Revised Investor Agreements

As previously disclosed, on July 5, 2020, the Company entered into a letter agreement with each of (i) MG Capital, amending the terms of the MG Capital Agreement (the “MG Capital Amendment”), (ii) Lancer Capital, amending the terms of the Lancer Capital Agreement (the “Lancer Capital Amendment”), and (iii) JDS1, amending the terms of the JDS1 Agreement (the “JDS1 Amendment”).

Each of the MG Capital Amendment, the Lancer Capital Amendment and the JDS1 Amendment modifies each of the MG Capital Agreement, the Lancer Capital Agreement and the JDS1 Agreement, respectively, to provide that (i) Mr. Falcone will not be included on the Company’s slate of directors for election at the 2020 Annual Meeting, (ii) the Board will take such actions as are necessary to reduce the size of the Board to six directors, effective as of the completion of the 2020 Annual Meeting on July 30, 2020, and (iii) the 2020 Annual Meeting will be convened on July 8, 2020, solely for purposes of adjourning the 2020 Annual Meeting to July 30, 2020. In addition, pursuant to the MG Capital Amendment, the Company agreed to reimburse MG Capital for 50% of its remaining fees and expenses incurred in connection with its consent solicitation, the 2020 Annual Meeting and the MG Capital Agreement, in an aggregate amount not exceeding the Cap (as defined in the MG Capital Agreement), on or before July 8, 2020, and the remaining 50% of such fees and expenses (not exceeding the Cap) on or before July 30, 2020.

* * *

On behalf of the Board of Directors and management, thank you for your continued support of and interest in HC2.

By Order of the Board of Directors,

Joseph A. Ferraro
Chief Legal Officer and Corporate Secretary

July 17, 2020